UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CASELLA WASTE SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Jeffrey A. Stein Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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Casella Waste Systems, Inc., a Delaware corporation (“Casella” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2015 Annual Meeting of Stockholders to be held on Friday, November 6, 2015, and at any and all adjournments or postponements thereof (the “2015 Annual Meeting”). On September 22, 2015, Casella filed with the SEC its definitive proxy statement and accompanying definitive WHITE proxy card in connection with its solicitation of proxies to be used at the 2015 Annual Meeting.

Letter to the Editor of the Rutland Herald Published on October 21, 2015

Attached hereto is a Letter to the Editor of the Rutland Herald published on October 21, 2015 in which Casella’s Chairman and Chief Executive Officer, John W. Casella, comments on the proxy contest by JCP Investment Partnership, LP (“JCP”) and the other participants in its solicitation with respect to the 2015 Annual Meeting. The Letter to the Editor of the Rutland Herald is being filed herewith because it may be deemed to be solicitation material in connection with Casella’s solicitation of proxies to be used at the 2015 Annual Meeting. As previously announced, JCP Investment Partnership, LP and the other participants in its solicitation are pursuing a proxy contest to elect two nominees to the Casella Board of Directors at the 2015 Annual Meeting.

Important Information And Where To Find It

Casella, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Casella’s stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. On September 22, 2015, Casella filed a definitive proxy statement and accompanying definitive WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from Casella stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CASELLA WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying definitive WHITE proxy card, and any other documents filed by Casella with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Casella’s corporate website at www.casella.com, by writing to Casella’s Corporate Secretary at Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, VT 05701, or by calling Casella’s Corporate Secretary at (802) 772-2257.

LETTER TO THE EDITOR OF THE RUTLAND HERALD

PUBLISHED ON OCTOBER 21, 2015

Casella is on the right track

By John Casella

Commentary | October 21, 2015

As detailed in an Oct. 8 article that ran in the Herald, “Texas firm makes a move on Casella Waste,” Casella Waste Systems Inc. is currently engaged in a proxy contest with JCP Investment Management, a Texas-based activist hedge fund that started accumulating shares of Casella in May 2014 and currently owns approximately 5.7 percent of our shares. JCP, which has no experience whatsoever in the waste management industry and no nexus to the people and communities of Vermont, is trying to get two of its handpicked candidates elected to the Casella Waste board of directors at our 2015 annual meeting of stockholders this November.

I have respected the Herald for many years. However, I am extremely disappointed that I was not approached sooner or given the appropriate time to correct some of the facts before the article was published for all to read. In order to ensure that our customers, stockholders, neighbors and the communities in which we serve are provided with a more accurate portrayal of the facts than what was conveyed by the article, I call your attention to the following:

—	Casella Waste filed its definitive proxy statement with the Securities and Exchange Commission on Sept. 22. A chronology of our discussions with JCP can be found in the section titled, “Background of the Contested Solicitation.”

—	The article misrepresents JCP’s proxy contest as an attempt to “take over the company.” This leads many people to mistakenly believe this is a takeover battle and that there is the potential for JCP to gain control of the company. That is not the case. This is a proxy election contest for two out of nine seats on our board of directors.

—	We have a strong and highly qualified board committed to serving the best interests of our stockholders, which includes numerous residents of the Vermont communities we serve. The Casella board is composed of nine highly qualified and experienced directors, seven of whom are independent, and boasts a broad and diverse set of skills and experiences.

—	Our board has unanimously recommended that our stockholders vote to elect our highly qualified and experienced board nominees, which includes two of the most highly respected veterans of the waste management industry, James E. O’Connor and William P. Hulligan.

—

JCP’s founder, James C. Pappas, is one of JCP’s proposed board candidates. Mr. Pappas is an activist investor with no waste management industry experience and his public company board experience has mostly been limited to food-related companies and an exploration stage Canadian mining company that had its stock traded in the Over the

Counter (OTC) market and that ceased operations in 2013 during Mr. Pappas’ board tenure after failing to identify a suitable strategic option.

In an attempt to distract our stockholders so they don’t notice that JCP’s proposed director candidates lack any relevant experience helpful to the Casella board’s efforts to drive stockholder value, Mr. Pappas has also made numerous unfounded accusations regarding Casella Waste. He questions the business relationship between Casella Waste and Casella Construction, a relationship that we have been very transparent about in our SEC filings. I want to set the record straight: All of Casella Waste’s major contracts are put to bid, and the business is awarded to the party with the lowest qualified offer. As a result of Casella Construction being awarded some of our jobs following its submission of the lowest bid and a stringent review process, Casella Waste Systems has saved approximately $14 million. In our definitive proxy statement, we carefully describe the stringent review process we follow for related party transactions and how our independent bidding process ensures that Casella gets the best value while maintaining a diverse vendor base. In short, we always conduct a fair and diligent process at arm’s length when outsourcing work related to our equipment or property — no exceptions.

This has been an exciting year for Casella Waste, and we are very proud of the significant progress and momentum we have achieved in executing on our strategy, improving our financial and operating performance and positioning Casella for long-term growth and profitability. As a result of the transformative actions we undertook beginning two and a half years ago, the company as a whole is doing well, and Wall Street has taken notice. We believe strongly that we are pursuing the right strategic path — a testament to our entire team’s work ethic.

Furthermore, along with our employees, for whom I am eternally grateful, I know there are many stockholders and community members who support us, and I sincerely thank them.

We are confident our company will move past this unfortunate distraction and are looking forward to maintaining our energy and attention on what truly matters — serving our customers and communities and the people who make Casella Waste the company I am so proud to be a part of.

John W. Casella is chairman and CEO of Casella Waste Systems Inc.